                                                                       EXHIBIT 1


                                                                  CONFORMED COPY



                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 April 9, 1997

                                     among

                                 MICROCOM, INC.


                          COMPAQ COMPUTER CORPORATION

                                      and

                              COMPAQ-BOSTON, INC.

                               TABLE OF CONTENTS

                                                                 Page
ARTICLE 1

THE OFFER

SECTION 1.1.  The Offer.......................................     1
SECTION 1.2.  Company Action..................................     2
SECTION 1.3.  Directors.......................................     3

ARTICLE 2

THE MERGER

SECTION 2.1.  The Merger......................................     3
SECTION 2.2.  Conversion of Shares............................     4
SECTION 2.3.  Surrender and Payment...........................     4
SECTION 2.4.  Dissenting Shares...............................     6
SECTION 2.6   Employee Stock Purchase Plan....................     7
SECTION 2.7   Option Restricted Stock.........................     7

ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1.  Articles of Organization........................     8
SECTION 3.2.  Bylaws..........................................     8
SECTION 3.3.  Directors and Officers..........................     8

                                                                 Page

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.  Corporate Existence and Power...................     8
SECTION 4.2.  Corporate Authorization.........................     9
SECTION 4.3.  Governmental Authorization......................     9
SECTION 4.4.  Non-Contravention...............................     9
SECTION 4.5.  Capitalization..................................    10
SECTION 4.6.  Subsidiaries....................................    10
SECTION 4.7.  SEC Filings.....................................    11
SECTION 4.8.  Financial Statements............................    11
SECTION 4.9.  Disclosure Documents............................    12
SECTION 4.10. Absence of Certain Changes......................    12
SECTION 4.11. No Undisclosed Material Liabilities.............    14
SECTION 4.12. Litigation......................................    14
SECTION 4.13. Taxes...........................................    14
SECTION 4.14. ERISA...........................................    15
SECTION 4.15. Compliance with Laws............................    16
SECTION 4.16. Finders' Fees...................................    16
SECTION 4.17. Patents and Other Proprietary Rights............    16
SECTION 4.18. Environmental Matters...........................    17
SECTION 4.19. Approvals; Antitakeover Provisions..............    18

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.1.  Corporate Existence and Power....................   19
SECTION 5.2.  Corporate Authorization..........................   19
SECTION 5.3.  Governmental Authorization.......................   19
SECTION 5.4.  Non-Contravention................................   19
SECTION 5.5.  Disclosure Documents.............................   20
SECTION 5.6.  Finders' Fees....................................   20

                                                                 Page
ARTICLE 6

COVENANTS OF THE COMPANY

SECTION 6.1.  Conduct of the Company...........................   20
SECTION 6.2.  Stockholder Meeting; Proxy Material..............   21
SECTION 6.3.  Access to Information............................   21
SECTION 6.4.  Other Offers.....................................   22

ARTICLE 7

COVENANTS OF BUYER

SECTION 7.1.  Obligations of Merger Subsidiary.................   23
SECTION 7.2.  Voting of Shares.................................   23
SECTION 7.3.  Director and Officer Liability...................   23
SECTION 7.4.  Tax Certification................................   23

ARTICLE 8

COVENANTS OF BUYER AND THE COMPANY

SECTION 8.1.  Best Efforts.....................................   24
SECTION 8.2.  Certain Filings..................................   24
SECTION 8.3.  Public Announcements.............................   24
SECTION 8.4.  Notices of Certain Events........................   24
SECTION 8.5.  Employee Benefits................................   25
SECTION 8.6.  Further Assurances...............................   25

                                                                 Page

ARTICLE 9

CONDITIONS TO THE MERGER

SECTION 9.1.  Conditions to the Obligations of Each Party......   25

ARTICLE 10

TERMINATION

SECTION 10.1.  Termination.....................................   26
SECTION 10.2.  Effect of Termination...........................   26
SECTION 11.1.  Notices.........................................   26
SECTION 11.2.  Survival of Representations and Warranties......   27
SECTION 11.3.  Amendments; No Waivers..........................   28
SECTION 11.4.  Fees and Expenses...............................   28
SECTION 11.5.  Successors and Assigns..........................   29
SECTION 11.6.  Governing Law...................................   29
SECTION 11.7.  Counterparts; Effectiveness.....................   29
SECTION 11.8.  Entire Agreement................................   29
SECTION 11.9.  Definitions.....................................   30

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of April 9, 1997 among Microcom, Inc., a Massachusetts corporation (the "COMPANY"), Compaq Computer Corporation, a Delaware corporation ("BUYER"), and Compaq-Boston, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Buyer ("MERGER SUBSIDIARY").


     The parties hereto agree as follows:


                                   ARTICLE 1

                                   THE OFFER

      SECTION 1.1.  The Offer.  (a) Provided that nothing shall have occurred
                    ---------
that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase all of the outstanding shares (the "SHARES") of common stock, $0.01 par value per share, of the Company (the "COMMON STOCK") at a price of $16.25 per Share, net to the seller in cash. The Offer shall be subject to the condition that a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of
       --------
consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or amends the terms and conditions of the Offer in a manner adverse to the Company.

     (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the SEC (as defined in Section 4.7) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer

Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

      SECTION 1.2.  Company Action.  (a) The Company hereby consents to the
                    --------------
Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full any applicable requirements of the Business Corporation Law of the Commonwealth of Massachusetts ("MASSACHUSETTS LAW" OR "MBCL") and any applicable requirements of Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, and (iii) unanimously resolved, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Choate, Hall & Stewart ("COMPANY COUNSEL"), to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger.
The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Buyer will return such materials promptly if the Offer is not consummated.

     (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

      SECTION 1.3.  Directors.  (a) Effective upon the acceptance for payment
                    ---------
pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) multiplied by (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board and (B) each board of directors (and committee thereof) of each Subsidiary (as defined in Section 4.6). Notwithstanding the foregoing, the Company shall use its best efforts to cause at least three members of the Company's Board of Directors as of the date hereof who are not employees of the Company (the "CONTINUING DIRECTORS") to remain members of the Board of Directors until the Effective Time (as defined in Section 2.1(b)), and the Buyer consents thereto.

     (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.3) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE 2

                                   THE MERGER

      SECTION 2.1.  The Merger.  (a)  At the Effective Time (as defined below),
                    ----------
Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Section 78 of the MBCL, whereupon the separate existence of Merger

Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file articles of merger ("ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by Massachusetts Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restric tions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Massachusetts Law.

      SECTION 2.2.  Conversion of Shares.  At the Effective Time:
                    --------------------

       (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

       (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

       (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) or as provided in
     Section 2.4 with respect to Shares as to which appraisal rights have been exercised or as provided in Section 2.7 with respect to Option Restricted Stock, be converted into the right to receive $16.25 in cash, without interest (the "MERGER CONSIDERATION").

      SECTION 2.3.  Surrender and Payment.  (a)  Prior to the Effective Time,
                    ---------------------
Buyer shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certi ficates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

      SECTION 2.4.  Dissenting Shares.  Notwithstanding Section 2.2, Shares
                    -----------------
which are held of record by stockholders who shall not have voted such Shares in favor of the Merger, if applicable, and who shall have properly exercised rights to demand payment of the fair value of such Shares in accordance with Sections 86 through 98, inclusive, of the MBCL shall not be converted into the right to receive the Merger Consideration, but the holders thereof instead shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Sections 86 to 92, inclusive, of the MBCL, provided, however, that
(i) if such a holder fails to file a notice of election to dissent in accordance with Section 86 of the MBCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his entitlement to appraisal rights as provided in Sections 87 through 98, inclusive, of the MBCL, or (ii) if such holder shall otherwise lose his appraisal rights, then in either of such cases such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the payment of fair value for Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.5 Stock Options. (a) At the Effective Time, each option to
                 -------------
purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Microcom, Inc. 1987 Employee Stock Purchase Plan (the "COMPANY STOCK PURCHASE PLAN")) that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated hereby) held by (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company or (iii) any director or former director of the Company shall be canceled, and Buyer shall pay each such holder in cash at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (B) the number of shares to which such option relates.

     (b) Except as otherwise provided in Section 2.5(a) above, at the Effective Time, each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Company Stock Purchase Plan), whether or not vested or exercisable, shall be canceled, and Buyer shall issue in exchange therefor an option to purchase shares of common stock of Buyer (a "SUBSTITUTE OPTION"). The number of shares of Buyer's common stock subject to such Substitute Option and the exercise price thereunder shall be computed in compliance with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"). Such Substitute Option shall vest in accordance with the same schedule and shall have the same term as the original option in respect of which it is granted, and shall otherwise be subject to all of the other terms and conditions of options granted under the employee stock option or compensation plan or arrangement of Buyer. The Substitute Option will not qualify as an incentive stock option under
Section 422 of the Code. Notwithstanding the foregoing, in the case of any Substitute Option issued in exchange for an option exercisable for shares of Common Stock which shares would upon exercise, as of the Effective Time, be subject to contractual forfeiture or resale restrictions ("FORFEITURE PROVISIONS"), the Substitute Option shall become exercisable according to a schedule that mirrors the expiration of such Forfeiture Provisions, but the shares of Buyer's common stock acquired upon exercise of the Substitute Option shall not be subject to Forfeiture Provisions.

     (c) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Sections 2.5(a) and 2.5(b).


      SECTION 2.6  Employee Stock Purchase Plan.  (a) As of the Effective Time,
                   ----------------------------
the Company Stock Purchase Plan shall be terminated. Buyer shall pay each participant in any current offering under such Plan in cash at or promptly after the Effective Time, in cancellation of all rights under such Plan, the amount of such participant's account balance under the Plan.

     (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Purchase
Plan) that are necessary to give effect to the transactions contemplated by
Section 2.6(a).


      SECTION 2.7  Option Restricted Stock.  The provisions of this Section 2.7
                   -----------------------
shall apply to each share of Common Stock acquired upon exercise of an option granted under any stock option or incentive plan of the Company that as of the Effective Date is subject to Forfeiture Provisions ("OPTION RESTRICTED STOCK"). Notwithstanding Section 2.2, the Option Restricted Stock shall not be tendered by any holder thereof into the Offer and shall be canceled immediately prior to the Effective Time. In consideration of such forbearance and cancellation, Buyer shall grant, as of the Effective Time, to each former holder of Option Restricted Stock, a number of shares of Buyer common stock having a market value, based on the most recent per share closing price of Buyer common stock on the New York Stock Exchange prior to the Effective Date, equal to the product of
(i) the number of shares of Option Restricted Stock formerly held by such holder and (ii) the Merger Consideration. Such Buyer common stock shall be subject to the same Forfeiture Provisions as applied to the Option Restricted Stock immediately prior to the cancellation thereof. The Company shall use its best efforts to obtain such consents by the affected holders of Option Restricted Stock as are necessary to effect the provisions of this Section 2.7.


                                   ARTICLE 3

                           THE SURVIVING CORPORATION

      SECTION 3.1.  Articles of Organization.  (a) The Articles of Organization
                    ------------------------
of the Surviving Corporation shall be amended pursuant to the Articles of Merger to read in their entirety as set forth in the Articles of Organization of Merger Subsidiary, except that the name of the Surviving Corporation shall be "Microcom, Inc."

  (b) The Surviving Corporation shall initially be authorized to issue up to 100,000 shares of its common stock, par value $.01 per share.

  (c) The purposes of the Surviving Corporation shall be as set forth in the Articles of Organization of Merger Subsidiary as in effect on the date hereof until such time as such purposes may be amended as provided in the Articles of Organization of the Surviving Corporation and by applicable law.


      SECTION 3.2.  Bylaws.  The bylaws of Merger Subsidiary in effect at the
                    ------
Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 3.3.  Directors and Officers.  From and after the Effective Time,
                    ----------------------
until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to Buyer that:

      SECTION 4.1.  Corporate Existence and Power.  The Company is a corporation
                    -----------------------------
duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and all material govern-mental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's Articles of Organization and bylaws as currently in effect.

      SECTION 4.2.  Corporate Authorization. The execution, delivery and
                    -----------------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the Shares approving this Agreement is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

      SECTION 4.3.  Governmental Authorization.  The execution, delivery and
                    --------------------------
performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with Massachusetts Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

      SECTION 4.4.  Non-Contravention.  The execution, delivery and performance
                    -----------------
by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Articles of Organization or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (b), (c) and
(d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      SECTION 4.5.  Capitalization.  The authorized capital stock of the Company
                    --------------
consists of 30,000,000 shares of Common Stock, $0.01 par value per share. As of April 9, 1997, there were outstanding 16,288,011 shares of Common Stock and stock options to purchase an aggregate of 2,102,346 shares of Common Stock (all of which are currently exercisable) at an average exercise price of $8.24 per share (of which options to purchase an aggregate of 687,608 shares of Common Stock were vested). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Common Stock issuable upon exercise of outstanding stock options have been duly authorized and will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section and except for changes since April 9, 1997 resulting from the exercise of stock options and purchase rights outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

      SECTION 4.6.  Subsidiaries. (a)  Each Subsidiary is a corporation duly
                    ------------
incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended March 31, 1996 (the "COMPANY 10-K").

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding
(i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

      SECTION 4.7.  SEC Filings.  (a)  The Company has delivered to Buyer (i)
                    -----------
the Company's annual reports on Form 10-K for its fiscal years ended March 31, 1994, 1995, and 1996, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended December 31, 1996 (the "COMPANY 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 1996 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since March 31, 1996.

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 4.8.  Financial Statements.  The audited consolidated financial
                    --------------------
statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K referred to in Section 4.7 and the Company 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1996 set forth in the Company 10-Q and "BALANCE SHEET DATE" means December 31, 1996.

      SECTION 4.9.  Disclosure Documents.  (a) Each document required to be
                    --------------------
filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 4.10.  Absence of Certain Changes.  Except as disclosed in writing
                     --------------------------
to Buyer prior to the date hereof, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

       (a) any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

       (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

       (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

       (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

       (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

       (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or any amendment of the terms of any loan to executive officers or directors;

       (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

       (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

       (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

       (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

       (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice; or

       (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

      SECTION 4.11.  No Undisclosed Material Liabilities.  There are no material
                     -----------------------------------
liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

      (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

      (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries,taken as a whole; and

      (c)  liabilities or obligations under this Agreement.

      SECTION 4.12.  Litigation.  Except as set forth in the Company 10-K, there
                     ----------
is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official (x) as of the date hereof, or (y) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      SECTION 4.13. Taxes.  The Company has filed all material tax returns,
                    -----
statements, reports and forms required to be filed with any tax authority when due and in accordance with all applicable laws, and all taxes shown as due and payable thereon have been timely paid, or withheld and remitted, to the appropriate taxing authority. No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect. The Company and Subsidiaries do not own any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

      SECTION 4.14.  ERISA. (a)  The Company has provided Buyer with a list
                     -----
identifying each "EMPLOYEE BENEFIT PLAN", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. At no time has the Company or any Person who from time to time is or was an affiliate of the Company ever maintained an employee benefit plan that is subject to Title IV of ERISA.

     (b) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

     (d) Subject to Section 8.5 and except as disclosed in writing to Buyer prior to the date hereof, no employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (e) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company and its affiliates.

     (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve months ended on the Balance Sheet Date.

     (g) Except as disclosed in writing to Buyer prior to the date hereof, neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement with any officer, consultant, director or employee.

      SECTION 4.15.  Compliance with Laws.  Neither the Company nor any
                     --------------------
Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for any such violation that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.16.  Finders' Fees.  Except for Morgan Stanley & Co.
                     -------------
Incorporated and Vannevar Management, Inc., copies of whose engagement agreements have been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the

Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

      SECTION 4.17.  Patents and Other Proprietary Rights.  The Company and
                     ------------------------------------
Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). The Company and Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another entity or person, including, without limitation sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not have a Material Adverse Effect. Except as disclosed in writing to Buyer prior to the date hereof: (i) the Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and (ii) the Company and Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. To the best of the Company's knowledge, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other person or entity, and the Company and Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other person or entity, except as disclosed in writing to Buyer prior to the date hereof and except for any such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and Subsidiaries have not been sued for infringing any intellectual property right of another entity or person. Except as disclosed in writing to Buyer prior to the date hereof, none of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person or entity other than those persons or entities who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

      SECTION 4.18.  Environmental Matters. (a) Except as set forth in the
                     ---------------------
Company 10-K:

       (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the

     Company, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance; and

        (ii) there are no Environmental Liabilities that have had or could reasonably be expected to have a Material Adverse Effect.

     (b) Except as disclosed in writing to Buyer prior to the date hereof, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer prior to the date hereof.

     (c) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

          "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

          "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction or requirement relating to human health, the environment or pollutants, contaminants, chemicals, toxins, hazardous substances or wastes.

          "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

          "HAZARDOUS SUBSTANCES" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

      SECTION 4.19 Approvals; Antitakeover Provisions.  The Company has taken
                   ----------------------------------
all action necessary to approve the Offer and the Merger such that the approval is sufficient to render entirely inapplicable to the Offer and Merger or Buyer or Merger Subsidiary the provisions of Chapter 110C, 110D, 110E and 110F of the Massachusetts General Laws. No other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by this Agreement.


                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

     Buyer represents and warrants to the Company that:

      SECTION 5.1.  Corporate Existence and Power.  Each of Buyer and Merger
                    -----------------------------
Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

      SECTION 5.2.  Corporate Authorization.  The execution, delivery and
                    -----------------------
performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

      SECTION 5.3.  Governmental Authorization. The execution, delivery and
                    ---------------------------
performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with Massachusetts Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

      SECTION 5.4.  Non-Contravention.  The execution, delivery and performance
                    -----------------
by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or the Articles of Organization or bylaws of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except, in the case of (b) and (c), for such matters as would not materially adversely effect the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      SECTION 5.5.  Disclosure Documents.  (a) The information with respect to
                    --------------------
Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

     (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not
                      --------
apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

      SECTION 5.6.  Finders' Fees.  Except for Greenhill & Co., LLC, whose fees
                    -------------
will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

      SECTION 6.1.  Conduct of the Company.  From the date hereof until the
                    ----------------------
Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

     (a) the Company will not adopt or propose any change in its Articles of Organization or bylaws;

       (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person, other than purchases of materials or products in the ordinary course of business;

       (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

       (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated hereby;

       (e) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; and

       (f) the Company will not, and will not permit any Subsidiary to, take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

      SECTION 6.2.  Stockholder Meeting; Proxy Material.  The Company shall
                    -----------------------------------
cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement, unless a vote shall not be required under Massachusetts Law. The Directors of the Company shall, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, recommend approval and adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

      SECTION 6.3.  Access to Information.  From the date hereof until the
                    ---------------------
Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to
                                     --------
this Section 6.3, shall affect any representation or warranty given by the Company to Buyer hereunder.

      SECTION 6.4.  Other Offers.  From the date hereof until the termination
                    ------------
hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) except as may be required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after (i) the Company has received any Acquisition Proposal, (ii) the Company has actual knowledge that any Person is considering making an Acquisition Proposal, or
(iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. The Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 11.9). The Company shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this

Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.


                                   ARTICLE 7

                               COVENANTS OF BUYER

      SECTION 7.1.  Obligations of Merger Subsidiary.  Buyer will take all
                    --------------------------------
action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 7.2.  Voting of Shares.  Buyer agrees to vote all Shares
                    ----------------
beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

      SECTION 7.3.  Director and Officer Liability.  For five years after the
                    ------------------------------
Effective Time, Buyer will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Articles of Organization and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For five years after the Effective Time, Buyer will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in
                                                        --------
satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the twelve months ended December 31, 1996, which amount has been disclosed to Buyer. Buyer, Merger Subsidiary and the Company acknowledge and agree that any directors and officers, present or former, of the Company are third party beneficiaries under this Section 7.3 and, as such, shall be entitled to the benefits of all covenants and obligations of Buyer hereunder.

      SECTION 7.4. Tax Certification.  At any time during the period beginning
                   -----------------
on the date hereof and ending on the Effective Time, the Company shall provide to Buyer, within two business days of a request by Buyer, a certificate meeting the requirements of Treas. Reg. Sec. 1.897-2(h) to the effect that the Company is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code.



                                   ARTICLE 8

                               COVENANTS OF BUYER
                                AND THE COMPANY

      SECTION 8.1.  Best Efforts.  Subject to the terms and conditions of this
                    ------------
Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

      SECTION 8.2.  Certain Filings.  The Company and Buyer shall cooperate with
                    ---------------
one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 8.3.  Public Announcements.  Buyer and the Company will consult
                    --------------------
with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 8.4.  Notices of Certain Events.  The Company shall promptly
                    -------------------------
notify Buyer, and Buyer shall promptly notify the Company, of:

       (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

       (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

       (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

      SECTION 8.5. Employee Benefits. Buyer and the Company agree to appoint
                   -----------------
personnel from their respective human relations departments that will meet and coordinate the manner of transition of the insurance, compensation and other benefit plans of the Company following the Merger. The parties agree that for two years following the Effective Time, the Company's employees will be provided benefits that are substantially comparable in the aggregate to those provided by the Company to its employees as of the date hereof, excluding all forms of stock-based or equity-based compensation.

      SECTION 8.6.  Further Assurances.  At and after the Effective Time, the
                    ------------------
officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

      SECTION 9.1.  Conditions to the Obligations of Each Party.  The
                    -------------------------------------------
obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

       (a) if required by Massachusetts Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

       (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or has been terminated;

       (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

       (d)  Buyer shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 10

                                  TERMINATION

      SECTION 10.1.  Termination.  This Agreement may be terminated and the
                     -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

       (a)  by mutual written consent of the Company and Buyer;

       (b) by either the Company or Buyer, if the Offer has not been consummated by June 4, 1997;

       (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

       (d) by Buyer, upon the occurrence of any Trigger Event described in clauses (i) or (ii) of Section 11.4(b); or

       (e) by the Company, upon the occurrence of any Trigger Event described in clause (i)(A) of Section 11.4(b).

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) shall give written notice of such termination to the other party in accordance with Section 11.1.

      SECTION 10.2.  Effect of Termination.  If this Agreement is terminated
                     ---------------------
pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 11.4 shall survive the termination hereof.


                                   ARTICLE 11

                                 MISCELLANEOUS

      SECTION 11.1.  Notices.  All notices, requests and other communications to
                     -------
any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Buyer or Merger
           Subsidiary to:      Alan G. Lutz
                               Senior Vice President
                               Communication Products Group
                               Compaq Computer Corporation
                               20555 SH 249
                               Houston, TX 77070


          with copies to:      J. David Cabello, Esq.
                               Senior Vice President
                               General Counsel and Secretary
                               Compaq Computer Corporation
                               20555 SH 249
                               Houston, TX 77070

                               Davis Polk & Wardwell
                               450 Lexington Avenue
                               New York, NY 10017
                               Att:  Christopher Mayer, Esq.

     if to the Company, to:    Microcom, Inc.
                               500 River Ridge Drive
                               Norwood, MA 02062-5028
                               Att: Lewis A. Bergins
                               President and Chief Executive Officer


          with a copy to:      Choate, Hall & Stewart
                               Exchange Place
                               53 State Street
                               Boston, MA 02109
                               Att: William C. Rogers, Esq.



or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

      SECTION 11.2.  Survival of Representations and Warranties.  The
                     ------------------------------------------
representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 11.4.

      SECTION 11.3.  Amendments; No Waivers.  (a)  Any provision of this
                     ----------------------
Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) A termination of this Agreement pursuant to Section 10.01 or an amendment of this Agreement in accordance with Section 11.3(a) shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors. In the event that Buyer's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.3, after the consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Continuing Directors shall be required for the Company to agree to amend, waive compliance with or terminate this Agreement.

     (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.4.  Fees and Expenses.  (a)  Except as otherwise provided in
                     -----------------
this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay Buyer a fee in immediately available funds equal to $10,460,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

            (i) (A) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, or (B) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger;

              (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

              (iii) this Agreement shall have been terminated in accordance with Section 10.1(b) and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement or (y) an Acquisition Proposal is received prior to June 4, 1997 and not publicly rejected by the Company's Board of Directors.

     (c) The Company agrees to pay Buyer an amount in immediately available funds equal to the sum of (i) Buyer's out-of-pocket expenses incurred in connection with this transaction (but not to exceed $2 million ) and (ii) $ 2 million, if this Agreement shall have been terminated in accordance with Section 10.1(b) and any representation or warranty made by the Company in this Agreement shall not have been true and correct as of the date hereof; provided that in the
                                                            -------- ----
event the Company has made a payment to Buyer pursuant to Section 11.4(b) it shall not be required to make any further payment to Buyer pursuant to this
Section 11.4(c).

      SECTION 11.5.  Successors and Assigns.  The provisions of this Agreement
                     ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate
                                   --------
or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      SECTION 11.6.  Governing Law. This Agreement shall be construed in
                     -------------
accordance with and governed by the laws of the State of Delaware.

      SECTION 11.7.  Counterparts; Effectiveness; Third Party Beneficiaries.
                     ------------------------------------------------------
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Section 7.3 hereof, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 11.8.  Entire Agreement.  This Agreement and the Confidentiality
                     ----------------
and Nondisclosure Agreement effective as of April 9, 1997 between Buyer and the Company ("CONFIDENTIALITY AGREEMENT") constitute the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof.

      SECTION 11.9.  Definitions.  Each of the following terms is defined in the
                     -----------
Section set forth opposite such term:

Term                                   Section
----                                   -------

     Acquisition Proposal                6.4
     Articles of Merger                  2.1
     Balance Sheet                       4.8
     Balance Sheet Date                  4.8
     Code                                2.5
     Common Stock                        1.1
     Company Counsel                     1.2
     Company Disclosure Documents        4.9
     Company Proxy Statement             4.9
     Company Securities                  4.5
     Company Stockholder Meeting         6.2
     Company Stock Purchase Plan         2.5
     Company 10-K                        4.6
     Company 10-Q                        4.7
     Confidentiality Agreement          11.8
     Continuing Directors                1.3
     Effective Time                      2.1
     Employee Plans                     4.14
     Environmental Laws                 4.18
     Environmental Liabilities          4.18
     ERISA                              4.14
     Exchange Act                        4.3
     Exchange Agent                      2.3
     Hazardous Substances               4.18
     HSR Act                             4.3
     Lien                                4.4
     Massachusetts Law                   1.2
     Material Adverse Effect             4.1
     MBCL                                1.2
     Merger                              2.1
     Merger Consideration                2.2


     Minimum Condition                   1.1
     Offer                               1.1
     Offer Documents                     1.1
     Option Restricted Stock             2.7
     Person                              2.3
     Schedule 14D-9                      1.2
     SEC                                 4.7
     Shares                              1.1
     Subsidiary                          4.6
     Subsidiary Securities               4.6
     Substitute Option                   2.5
     Surviving Corporation               2.1
     Trigger Event                      11.4

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective authorized officers as of the day and year first above written.

               MICROCOM, INC.



               By: /s/ Lewis A. Bergins
                  -------------------------------------
                  Lewis A. Bergins
                  President


               By: /s/ Peter Minihane
                  -------------------------------------
                  Peter Minihane
                  Treasurer




               COMPAQ COMPUTER CORPORATION


               By: /s/ Eckhard Pfieffer
                  -------------------------------------
                  Eckhard Pfeiffer
                  President and Chief Executive Officer



               COMPAQ-BOSTON, INC.



               By: /s/ Alan G. Lutz
                  -------------------------------------
                  Alan G. Lutz
                  President

               By: /s/ Earl L. Mason
                  -------------------------------------
                  Earl L. Mason
                  Treasurer

                                         ANNEX I



     Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) the Minimum Condition has not been satisfied by June 4, 1997, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by June 4, 1997, or (iii) at any time on or after April 9, 1997 and prior to the acceptance for payment of Shares, any of the following conditions exist:

     (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,
   (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (c) (i) there shall be initiated, threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Buyer, would materially adversely affect the Company and its Subsidiaries, taken as a whole, or (ii) except as disclosed in writing to Buyer prior to the date hereof, there has been since the Balance Sheet Date any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

     (d) there shall have occurred a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of this Agreement through the date of termination or expiration of the Offer; or

     (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date); or

     (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger; or

     (g) any person or group (as defined in Section 13(d)(3) of the Exchange
   Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

     (h) the Merger Agreement shall have been terminated in accordance with its terms.


     The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

                                       40